Exhibit 99.1

Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Increased First Quarter 2022 Results

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Highlights

●U.S. GAAP earnings per diluted share of $1.37 vs. 60 cents in 2021
●Comparable earnings per diluted share of 77 cents vs. 72 cents in 2021; an increase of 7%
●Beverage can shipments up 10% and 3% in EMEA and North America, respectively; global specialty mix at 51%
●Aerospace backlog increased to $3.2 billion; up 28% since year-end 2021
●Announced decision to leave Russia and pursue sale of local operations; continuing support of humanitarian efforts in Ukraine
●Positioned to return in the range of $1.75 billion to shareholders and deploy $1.8 billion in capital expenditures during 2022
●Ability to achieve our long-term diluted earnings per share growth goal of 10 – 15% intact; in 2022, ability to achieve range is dependent on Russian business sale outcome

WESTMINSTER, Colo., May 5, 2022 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, first quarter 2022 net earnings attributable to the corporation of $446 million (including a net after-tax gain of $194 million, or 60 cents per diluted share for business consolidation and other non-comparable items, including the sale of Ball’s former equity method investment in Metalpack) or $1.37 per diluted share, on sales of $3.7 billion, compared to $200 million net earnings attributable to the corporation, or 60 cents per diluted share (including net after-tax charges of $40 million, or 12 cents per diluted share for business consolidation and other non-comparable items) on sales of $3.1 billion in 2021. Ball’s first quarter 2022 comparable net earnings were $252 million, or 77 cents per diluted share compared to $240 million, or 72 cents per diluted share in 2021.

Details of comparable segment operating earnings, business consolidation activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped. In addition, the company announced on April 27, 2022, that the company’s stock ticker will change from BLL to BALL effective May 10, 2022.

“We delivered strong first quarter results amid significant geopolitical and economic conditions across multiple regions where we operate. Comparable diluted earnings per share and comparable operating earnings increased 7 percent and 6 percent, respectively. Our global team executed at a high level to navigate persistent supply chain disruptions and inflation while also commissioning capital projects on time and on budget to serve growing customer demand across our global packaging and aerospace businesses. The resiliency of our employees, business portfolio, customer and supply chain partners and communities where we operate continues to enable a brighter future for our company,” said Daniel W. Fisher, president and CEO.

“We continue to be deeply troubled by the ongoing war in Ukraine and our focus remains on our employees’ safety and well-being. Through our global employee giving and assistance programs, The Ball Foundation and employee volunteerism, we will continue to support each other and those in need. Through our proven ability to generate EVA-enhancing returns on capital and deliver sustainable innovative products and technologies to our customers while adapting to change at an accelerated pace and enabling our workforce of the future, we are well positioned to meaningfully grow our long-term diluted earnings per share, EVA dollars, and cash from operations and return significant value to our shareholders in 2022 and beyond,” Fisher said.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for the first quarter 2022 were $174 million on sales of $1.6 billion compared to $140 million on sales of $1.3 billion during the same period in 2021. Year-over-year sales reflect higher shipments, the contractual pass through of higher aluminum costs and improved price/mix.

First quarter comparable segment operating earnings increased 24 percent year-over-year. Segment volume growth in excess of 3 percent, benefits from new manufacturing capacity coupled with favorable contractual terms and pass throughs more than offset inflationary costs and persistent supply chain disruptions during the quarter.

Segment specialty can mix increased to 38 percent to support customers’ demand for sustainable aluminum beverage packaging solutions to enable new brands, retail price points and delivery channels. Existing projects to expand the company’s new Glendale, Arizona, and Pittston, Pennsylvania, beverage can manufacturing facilities as well as the construction of a new beverage can manufacturing facility in North Las Vegas, Nevada, are proceeding. Projects are supported by contracts with improved contractual terms and conditions for long-term volume with global and regional strategic customers representing multiple beverage categories.

During the quarter, the North American beverage packaging operations achieved Aluminum Stewardship Initiative (ASI) certification across its 25 manufacturing, technical and office locations further enabling a responsible and transparent value chain.

Beverage Packaging, EMEA

Beverage packaging, EMEA, comparable segment operating earnings for first quarter 2022 were $100 million on sales of $942 million compared to $100 million on sales of $796 million during the same period in 2021. Year-over-year sales reflect higher shipments and the contractual pass through of higher aluminum costs offset by unfavorable foreign exchange translation.

First quarter comparable segment operating earnings were flat versus the same period in 2021 and reflect 10 percent segment volume growth and higher specialty mix offset by $7.5 million of unfavorable currency translation and the impact of supply chain tightness and inflation across the region. Packaging mix shift to aluminum cans continues and specialty can mix increased to 60 percent during the quarter. Capital projects including new lines in existing facilities and the construction of new beverage can manufacturing facilities in the U.K. and Czech Republic are on track and will enable further growth for sustainable aluminum beverage packaging across the region. Projects are supported by long-term contracts with improved contractual terms and conditions. In advance of new production coming online in EMEA, imports from the company’s beverage can manufacturing facility in Saudi Arabia supplemented existing production capabilities across Europe during the quarter.

During the quarter and as a result of the war in Ukraine, the company announced its intention to suspend future investments in Russia and pursue a sale of its Russian business composed of three manufacturing facilities. As of March 31, 2022, the company does not meet the accounting criteria for the Russian business to be presented as held for sale in the consolidated financial statements. The company continues to support humanitarian efforts in Ukraine and surrounding European countries.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for first quarter 2022 were $78 million on sales of $494 million compared to $93 million on sales of $487 million in 2021. Year-over-year first quarter sales reflect the contractual pass through of higher aluminum costs, price/mix and lower shipments.

First quarter comparable segment operating earnings decreased 16 percent. Unfavorable weather conditions, recent economic volatility in Brazil, customer mix and difficult year-over-year volume comparisons led to a 21 percent decrease in segment volume during the quarter.

Demand trends in the company’s South American footprint outside of Brazil remain favorable and growth capital projects in Chile and Argentina are on track to support rising customer demand for sustainable aluminum packaging. As a result of back-to-back quarters of cool and rainy weather conditions in Brazil during the summer selling season, customers’ filled goods inventories are being monitored and the segment’s performance is expected to improve in the second half of 2022.

Aerospace

Aerospace comparable segment operating earnings for first quarter 2022 were $43 million on sales of $504 million compared to $35 million on sales of $424 million in 2021. First quarter backlog reached $3.2 billion, an increase of 28 percent since year-end 2021, and contracts won, but not yet booked into backlog, ended the quarter at $4.1 billion.

First quarter segment operating earnings reflect improving program execution and supply chain conditions. The segment is leveraging its growing talent pool and recently expanded manufacturing capacity, test capabilities, engineering, and support workspace to secure additional defense, climate change and Earth-monitoring contracts to provide mission-critical programs and technologies to U.S. government, defense, intelligence, and reconnaissance and surveillance customers.

During the quarter, the company supported completion of the critical design review for NASA’s Spectro-Photometer for the History of the Universe, Epoch of Reionization and Ices Explorer (SPHEREx) mission. Ball Aerospace will build the telescope and spacecraft for this mission. SPHEREx is the first all-sky near-infrared spectral survey. It will produce four complete all-sky maps during its two-year mission to study the nature of physics and help NASA and the scientific community gain a better understanding of the universe’s formation.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and investments in the company’s aluminum cup business continue to be reported in other non-reportable.

First quarter 2022 results reflect higher year-over-year undistributed corporate expenses offset by 10% volume growth for extruded aluminum aerosol containers and 46% volume growth in the other non-reportable beverage can manufacturing facilities where certain production is being exported to support significant EMEA segment demand prior to new capital projects coming online in 2022. During the quarter, the company’s global aluminum aerosol customers continued to pursue sustainable personal care packaging solutions including the company’s new Infinity aluminum bottle and refillable aluminum bottles for new categories.

Outlook

“The company is well-positioned for near-term and long-term growth, cost/price recovery and accelerating return of value to shareholders despite our recent decision to leave Russia. Over our 142-year history, we have successfully navigated economic and geopolitical volatility on many occasions. Our company’s resiliency, financial strength and recession resistant business portfolio continues to provide both stability and sustainable growth prospects for our stakeholders. Powered by our ownership mindset, EVA discipline, cash from operations and long-term contracts with global strategic partners, we look forward to growing earnings and returning significant value to shareholders through share repurchases and dividends in 2022 and beyond,” said Scott C. Morrison, executive vice president and chief financial officer.

“Ball’s brightest days are ahead. We will continue to support our customers, consumers and communities with truly circular aluminum packaging products as well as aerospace technologies and environmental intelligence to inform, preserve and protect our planet. Despite the challenges that exist or could emerge, our Drive for 10 vision, culture, talented team, capital allocation discipline and strong demand for our products will enable our ability to replicate our strong performance. In 2022 and inclusive of the announced intention to sell our Russian business, we look forward to growing our cash from operations and growing our comparable diluted earnings per share while also accelerating the return of capital to our shareholders via share repurchases and dividends. Through our ability to offset inflationary costs over time, achieve higher returns on capital deployed, support continued mix shift to sustainable aluminum packaging and serve growing demand for our critical aerospace technologies and services, we look forward to achieving our long-term diluted earnings per share growth goal over time and returning even more value to shareholders,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 24,300 people worldwide and reported 2021 net sales of $13.8 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its first quarter 2022 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-897-4035. International callers should dial +1 212-231-2908. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/6i49rc3v

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on May 5, 2022, until 11 a.m. Mountain time on May 12, 2022. To access the replay, call 800-633-8284 (North American callers) or +1 402-977-9140 (international callers) and use reservation number 22016586. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on our supply chain and our ability to operate in Russia and the EMEA region generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and shelter-in-place orders in any country or jurisdiction affecting goods produced by us or in our supply chain, including imported raw materials; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the Company as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, ESG reporting, competition, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of the Company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, including the announced sale of our Russian business, and their effects on our operating results and business generally.

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Condensed Financial Statements (First Quarter 2022)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2022	2021

Net sales	$3,716	$3,125

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(3,016)	(2,493)
Depreciation and amortization	(185)	(168)
Selling, general and administrative	(186)	(157)
Business consolidation and other activities	281	(7)
	(3,106)	(2,825)

Earnings before interest and taxes	610	300

Total interest expense	(69)	(67)
Debt refinancing and other costs	-	-
Total interest expense	(69)	(67)
Earnings before taxes	541	233
Tax (provision) benefit	(100)	(32)
Equity in results of affiliates, net of tax	6	(1)

Net earnings	447	200

Net loss attributable to noncontrolling interests, net of tax	(1)	-

Net earnings attributable to Ball Corporation	$446	$200

Earnings per share:
Basic	$1.39	$0.61
Diluted	$1.37	$0.60

Weighted average shares outstanding (000s):
Basic	320,904	327,811
Diluted	325,916	333,673

Condensed Financial Statements (First Quarter 2022)

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
($ in millions)	2022	2021

Cash Flows from Operating Activities:
Net earnings	$447	$200
Depreciation and amortization	185	168
Business consolidation and other activities	(281)	7
Deferred tax provision (benefit)	48	(2)
Other, net	(199)	(147)
Changes in working capital	(1,004)	(703)
Cash provided by (used in) operating activities	(804)	(477)
Cash Flows from Investing Activities:
Capital expenditures	(362)	(363)
Business dispositions	298	1
Other, net	18	14
Cash provided by (used in) investing activities	(46)	(348)
Cash Flows from Financing Activities:
Changes in borrowings, net	877	1
Net issuances (purchases) of common stock	(97)	(5)
Dividends	(65)	(50)
Cash provided by (used in) financing activities	715	(54)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	2	(31)
Change in cash, cash equivalents and restricted cash	(133)	(910)
Cash, cash equivalents and restricted cash - beginning of period	579	1,381
Cash, cash equivalents and restricted cash - end of period	$446	$471

Condensed Financial Statements (First Quarter 2022)

Unaudited Condensed Consolidated Balance Sheets

	March 31,
($ in millions)	2022	2021

Assets
Current assets
Cash and cash equivalents	$437	$461
Receivables, net	3,128	2,115
Inventories, net	2,323	1,399
Other current assets	418	262
Total current assets	6,306	4,237
Property, plant and equipment, net	6,683	5,570
Goodwill	4,324	4,416
Intangible assets, net	1,627	1,813
Other assets	1,986	1,943

Total assets	$20,926	$17,979

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$293	$766
Payables and other accrued liabilities	6,193	4,218
Total current liabilities	6,486	4,984
Long-term debt	8,265	6,941
Other long-term liabilities	2,218	2,500
Equity	3,957	3,554

Total liabilities and equity	$20,926	$17,979

Notes to the Condensed Financial Statements (First Quarter 2022)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, including Russia, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

The Russian invasion of Ukraine has had a significant impact upon the global business environment in the first quarter of 2022. Ball provides products and services to the consumer beverage and household markets of Russia. Ball continues to be deeply troubled by the war in Ukraine and has suspended future investments in Russia and is pursuing the sale of its aluminum beverage packaging business located in Russia.

As of March 31, 2022, Ball’s Russian aluminum packaging business does not meet the requirements for held for sale presentation in Ball’s consolidated financial statements. Additionally, the invasion has the potential to increase Ball’s vulnerabilities to near-term, severe impacts related to its Russian business and facilities. The Russian government has made warnings to companies that cease operations during its invasion of Ukraine, and Ball’s operations could be negatively impacted prior to a successful sale of its Russian business, which has the potential to impact significant estimates used in the preparation of the consolidated financial statements, potentially resulting in impairments. Ball’s Russian business, which is presented in its beverage packaging, EMEA, reportable operating segment, represented approximately 4 percent of the company's total net sales and 8 percent of the company's total comparable operating earnings for the twelve months ended December 31, 2021. In addition, our plants in Russia accounted for approximately 5 percent of the company's 112.5 billion global beverage can unit shipments for the twelve months ended December 31, 2021. As of March 31, 2022, Ball’s Russian business had net assets of $435 million, which consisted primarily of working capital, property, plant and equipment, and finite-lived intangible assets. As of March 31, 2022, Ball also had cumulative currency translation losses of $211 million recorded in equity that could be subject to release upon the liquidation of its Russian business. These values are subject to change based on the Russian ruble exchange rate.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and provide services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as slugs (aerosol packaging); a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

On January 26, 2022, Ball sold its remaining 49 percent owned equity method investment in Ball Metalpack to Sonoco, a global provider of consumer, industrial, healthcare and protective packaging, for total consideration of approximately $305 million, of which $298 million in cash was received in the first quarter of 2022. The remaining $7 million is subject to customary closing adjustments and is presented in receivables, net on Ball’s unaudited condensed consolidated balance sheets.

Notes to the Condensed Financial Statements (First Quarter 2022)

1. Business Segment Information (continued)

	Three Months Ended
	March 31,
($ in millions)	2022	2021

Net sales
Beverage packaging, North and Central America	$1,609	$1,296
Beverage packaging, EMEA	942	796
Beverage packaging, South America	494	487
Aerospace	504	424
Reportable segment sales	3,549	3,003
Other	167	122
Net sales	$3,716	$3,125

Comparable operating earnings
Beverage packaging, North and Central America	$174	$140
Beverage packaging, EMEA	100	100
Beverage packaging, South America	78	93
Aerospace	43	35
Reportable segment comparable operating earnings	395	368

Other (a)	(29)	(23)
Comparable operating earnings	366	345
Reconciling items
Business consolidation and other activities	281	(7)
Amortization of acquired Rexam intangibles	(37)	(38)
Earnings before interest and taxes	$610	$300

(a)	Includes undistributed corporate expenses, net, of $33 million and $26 million for the three months ended March 31, 2022 and 2021, respectively.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Notes to the Condensed Financial Statements (First Quarter 2022)

2. Non-U.S. GAAP Measures (continued)

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2022	2021

Net earnings attributable to Ball Corporation	$446	$200
Business consolidation and other activities	(281)	7
Amortization of acquired Rexam intangibles	37	38
Share of equity method affiliate non-comparable costs, net of tax	-	6
Non-comparable tax items	50	(11)
Comparable Net Earnings	$252	$240
Comparable diluted earnings per share	$0.77	$0.72

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended
	March 31,
($ in millions)	2022	2021

Net earnings attributable to Ball Corporation	$446	$200
Net loss attributable to noncontrolling interests, net of tax	1	-
Net earnings	447	200
Equity in results of affiliates, net of tax	(6)	1
Tax provision (benefit)	100	32
Earnings before taxes	541	233
Total interest expense	69	67
Earnings before interest and taxes	610	300
Business consolidation and other activities	(281)	7
Amortization of acquired Rexam intangibles	37	38
Comparable Operating Earnings	$366	$345

Notes to the Condensed Financial Statements (First Quarter 2022)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Twelve	Less: Three	Add: Three
	Months Ended	Months Ended	Year Ended	Year Ended
	December 31,	March 31,	March 31,	March 31,
($ in millions, except ratios)	2021	2021	2022	2022

Net earnings attributable to Ball Corporation	$878	$200	$446	$1,124
Add: Net loss attributable to noncontrolling interests, net of tax	-	-	1	1
Net earnings	878	200	447	1,125
Less: Equity in results of affiliates, net of tax	(26)	1	(6)	(33)
Add: Tax provision (benefit)	156	32	100	224
Earnings before taxes	1,008	233	541	1,316
Add: Total interest expense	283	67	69	285
Earnings before interest and taxes (EBIT)	1,291	300	610	1,601
Add: Business consolidation and other activities	142	7	(281)	(146)
Add: Amortization of acquired Rexam intangibles	152	38	37	151
Comparable Operating Earnings	1,585	345	366	1,606
Add: Depreciation and amortization	700	168	185	717
Less: Amortization of acquired Rexam intangibles	(152)	(38)	(37)	(151)
Comparable EBITDA	$2,133	$475	$514	$2,172

Total interest expense	$(283)	$(67)	$(69)	$(285)
Less: Debt refinancing and other costs	13	-	-	13
Interest expense	$(270)	$(67)	$(69)	$(272)

Total debt at period end				$8,558
Less: Cash and cash equivalents				(437)
Net Debt				$8,121

Comparable EBITDA/Interest Expense (Interest Coverage)				8.0	x
Net Debt/Comparable EBITDA				3.7	x

Notes to the Condensed Financial Statements (First Quarter 2022)

3. Non-Comparable Items

	Three Months Ended March 31,
($ in millions)	2022	2021

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Impact of climate-related disaster (1)	$1	$-
Individually insignificant items	-	1
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(7)
Total beverage packaging, North and Central America	(6)	(6)

Beverage packaging, EMEA
Business consolidation and other activities
Facility closure costs (2)	-	(2)
Individually insignificant items	(1)	-
Other non-comparable items
Amortization of acquired Rexam intangibles	(15)	(17)
Total beverage packaging, EMEA	(16)	(19)

Beverage packaging, South America
Business consolidation and other activities
Individually insignificant items	(1)	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)
Total beverage packaging, South America	(15)	(15)

Other
Business consolidation and other activities
Sale of equity method investment in Metalpack (3)	305	-
Donation to The Ball Foundation (4)	(30)	-
Metalpack loan repayment (5)	16	-
Russian ruble currency losses (6)	(9)	-
Individually insignificant items	-	(5)
Other non-comparable items
Share of equity method affiliate non-comparable costs, net of tax	-	(6)
Amortization of acquired Rexam intangibles	(1)	-
Total other	281	(11)

Total business consolidation and other activities	281	(7)
Total other non-comparable items	(37)	(44)
Total non-comparable items	244	(51)

Discrete non-comparable tax items (7)	6	-
Tax effect on business consolidation and other activities	(66)	2
Tax effect on other non-comparable items	10	9
Total non-comparable tax items	(50)	11
Total non-comparable items, net of tax	$194	$(40)

Notes to the Condensed Financial Statements (First Quarter 2022)

(1)	Ball received insurance proceeds related to its Bowling Green, KY, plant, which was impacted by tornadoes in the fourth quarter of 2021.
(2)	The company recorded charges and revisions to previous estimates for the costs of employee severance and benefits and facility shutdown costs related to plant closures and restructuring activities.

(3)	Ball sold its remaining 49 percent owned equity method investment in Ball Metalpack and recognized a gain.

(4)	The company donated funds to The Ball Foundation, a non-profit philanthropic organization with efforts to build a better world. The Ball Foundation awards grants to nonprofit organizations primarily in communities where the company operates, focusing on priorities related to education, recycling, and disaster relief and preparedness.

(5)	Ball recognized a gain from Ball Metalpack’s repayment of a loan which was formerly fully reserved.

(6)	Ball recorded currency losses associated with the inability to hedge its Russian ruble currency exposure.

(7)	Ball recorded a benefit for a reduction in the deferred tax liability on the investment in its Russian business which was partially offset by a charge to settle a tax dispute in Uruguay.